AZZ Inc. Reports Financial Results for the
First Quarter of Fiscal Year 2017

First Quarter Fiscal 2017 EPS of $0.81, up 5.2% compared to $0.77 in Fiscal 2016

First Quarter Revenues of $242.7 million, up $13.8 million or 6.0% over First Quarter Fiscal 2016

First Quarter Bookings of $250.5 million, up 16.4% compared to First Quarter Fiscal 2016, resulting in record backlog of $354.2 million

Announces Quarterly Cash Dividend of $0.15 per Share

July 5, 2016 - FORT WORTH, TX - AZZ Inc. (NYSE:AZZ), a global provider of galvanizing services, welding solutions, specialty electrical equipment and highly engineered services, today announced financial results for the three month period ended May 31, 2016.

Management Discussion

Tom Ferguson, president and chief executive officer of AZZ Inc., commented, “The financial results for the first quarter were solid reflecting the operational performance of our two business segments.  We are particularly pleased with the 13.8% revenue growth and 10% increase in operating income in our galvanizing business, the 1.03 book-to-ship ratio of our overall business, and the 11% increase in the backlog at the end of the first quarter as compared to the first quarter last year. We are also pleased with the 104% increase in the operating cash flow versus last year’s comparable quarter. Given the mixed market dynamics that we currently face, our sales teams are doing a great job.”

“In the Energy Segment,” continued Mr. Ferguson, “our acquisition of PEI, at the start of the just completed quarter, is doing very well, and we expect it to be accretive to earnings during the fiscal year.  We continue to see domestic opportunities for growth during the fiscal year, despite the fact that lower oil prices are having a moderate impact on both our Energy and Galvanizing businesses. Looking ahead, we believe that our industry leading products and services uniquely positions AZZ to benefit from a number of international opportunities in the coming quarters. We remain focused on leveraging our sales teams; expanding our markets internationally; driving operational excellence and maintaining an active M&A program, while seeking to better focus our platforms around their core products and markets.”

Mr. Ferguson, concluded, “We expect fiscal 2017 to be a solid year and we are reaffirming our guidance for fiscal 2017 EPS in the range of $3.15 to $3.45 per diluted share and revenues in the range of $930 million to $970 million.  As we discussed in our previous earnings call, we expect our results to be weighted towards the second half of the year.”

First Quarter Results

Revenues for the first quarter of fiscal 2017 were $242.7 million compared to $228.9 million for the same quarter last year, an increase of 6.0%. Net income for the first quarter increased 5.7% to $21.1 million, or $0.81 per diluted share, compared to net income of $19.9 million, or $0.77 per diluted share, for the first quarter of fiscal 2016.

Earnings for the first quarter of fiscal 2017 were positively impacted by an improved gross margin of 26.1% compared to 25.9% in the first quarter of fiscal 2016. SG&A as a percentage of sales rose to 11.9% compared to 11.5% in the first quarter of fiscal 2017. Additionally, the effective tax rate slightly decreased to 31.6% in the current quarter compared to 31.7% in the first quarter of the prior year.

Incoming orders for the quarter were $250.5 million while shipments for the quarter totaled $242.7 million, resulting in a book to ship ratio of 1.03. In the first quarter of fiscal 2016, incoming orders were $215.2 million, resulting in a book to ship ratio of 0.94. Our backlog at the end of the first quarter of fiscal 2017 increased 11% to a record $354.2 million compared to backlog at the end of the prior year first quarter of $318.9 million. Approximately 25% of the backlog is expected to be delivered outside the U.S.

Energy Segment

Revenues for the Energy Segment for the first quarter of fiscal 2017 were $138.1 million as compared to $137.0 million for the same quarter last year, increasing 0.8%. Operating income for the segment increased 4.4% to $18.8 million compared to $18.0 million in the same period last year. Operating margins for the first quarter rose to 13.6% as compared to 13.1% in the prior year period. Revenues and operating income were moderately affected as a result of a wildfire-related demobilization from a large project in Canada during the first quarter at our WSI business.

Galvanizing Segment

Revenues for the Galvanizing Segment for the first quarter were $104.6 million, compared to the $91.9 million in the same period last year, an increase of 13.8%. Operating income for the segment increased 10% to $24.3 million compared to $22.1 million in the prior year first quarter. Operating margins for the first quarter were 23.2%, compared to 24.0% in the same period last year. Increases in revenues, operating incomes, and the reduction in operating margin all were primarily driven by the effects of the acquisition of U.S. Galvanizing at the beginning of the second quarter in the last fiscal year.

Announces Dividend

AZZ also announced today that its Board of Directors has authorized a quarterly cash dividend in the amount of $0.15 per share on the company`s outstanding shares of common stock. The dividend is payable on August 1, 2016, to shareholders of record as of the close of business on July 18, 2016.

Conference Call

AZZ Inc. will conduct a conference call to discuss financial results for the first quarter of fiscal year 2017 at 11:00 A.M. ET on Tuesday, July 5, 2016. Interested parties may access the conference call by dialing (844) 855-9499 or (412) 317-5497 (international). The call will be webcast via the Internet at
http://www.azz.com/investor-relations. A replay of the call will be available for three days following the call at (877) 344-7529 or (412) 317-0088 (international), confirmation #10088153, or for 30 days at
http://www.azz.com/investor-relations.

About AZZ Inc.

AZZ Inc. is a global provider of galvanizing services, welding solutions, specialty electrical equipment and highly engineered services to the markets of power generation, transmission, distribution and industrial in protecting metal and electrical systems used to build and enhance the world’s infrastructure. AZZ Galvanizing is a leading provider of metal finishing solutions for corrosion protection, including hot dip galvanizing to the North American steel fabrication industry. AZZ Energy is dedicated to delivering safe and reliable transmission of power from generation sources to end customers, and automated weld overlay solutions for corrosion and erosion mitigation to critical infrastructure in the energy markets worldwide.

Safe Harbor Statement

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,“ “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the political stability and economic conditions of the various markets that AZZ serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management and employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 29, 2016 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	Paul Fehlman, Senior Vice President - Finance and CFO
AZZ Inc. 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

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AZZ Inc.
Condensed Consolidated Statement of Income
(in thousands, except per share data)

	Three Months Ended
	May 31, 2016	May 31, 2015
	(unaudited)	(unaudited)

Net sales	$242,667	$228,888
Costs of sales	179,340	169,584
Gross margin	63,327	59,304

Selling, general and administrative	28,819	26,419
Operating income	34,508	32,885

Interest expense	3,925	3,847
Net gain on sale property, plant and equipment and insurance proceeds	(110)	(424)
Other (income) expense, net	(122)	307
Income before income taxes	30,815	29,155
Income tax expense	9,752	9,231
Net income	$21,063	$19,924
Earnings per common share
Basic	$0.81	$0.77
Diluted	$0.81	$0.77
Diluted average shares outstanding	26,043	25,862

Segment Reporting
(in thousands)

	Three Months Ended
	May 31, 2016	May 31, 2015
	(unaudited)	(unaudited)

Net sales:
Energy	138,102	$137,003
Galvanizing	104,565	91,885
	242,667	$228,888

Segment operating income :
Energy	18,753	$17,956
Galvanizing	24,302	22,094
Corporate	(8,547)	(7,165)
Total segment operating income	34,508	$32,885

Condensed Consolidated Balance Sheet
(in thousands)

	May 31, 2016	February 29, 2016
	(unaudited)

Assets:
Current assets	$316,633	$309,334
Net property, plant and equipment	230,165	226,333
Other assets, net	463,810	446,343
Total assets	$1,010,608	$982,010

Liabilities and shareholders’ equity:
Current liabilities	$154,586	$148,405
Long term debt due after one year	300,932	302,429
Other liabilities	52,200	49,960
Shareholders’ equity	502,890	481,216
Total liabilities and shareholders’ equity	$1,010,608	$982,010

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended
	May 31, 2016	May 31, 2015
	(unaudited)	(unaudited)

Net cash provided by operating activities	$9,637	$4,722
Net cash used in investing activities	(33,055)	(6,208)
Net cash provided by (used in) financing activities	(4,817)	25,237
Effect of exchange rate changes on cash	119	(514)
Net increase (decrease) in cash and cash equivalents	$(28,116)	$23,237
Cash and cash equivalents at beginning of period	40,191	22,527
Cash and cash equivalents at end of period	$12,075	$45,764

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